EXHIBIT 10(AA) - MATERIAL CONTRACTS

March 23, 2001

Mr. Brian M. Pribyl
14291 Wildwood Drive
Clive, Iowa 50325

Dear Brian:

I would like to extend an offer of employment. A summary of the primary terms and conditions follows:

Position:

Senior Vice President, Chief Financial and Administrative Officer. The position will report to me and will be responsible for the management of the Controller's Department and General Accounting, Policy Benefit (Claims), Policy Owner and Client Services, Administrative Services (Archives, Convention, Imaging, Mail, Microfiles, Print Shop, Property, and Supply), Risk Selection (Underwriting) and Agency Accounting (agent licensing, contracting and finance).

Base Salary:	$170,000

Target Incentive:

Up to 20% of base salary, paid annually. The performance criteria to achieve target will be established by mutual agreement with me. The criteria may change from time to time. During calendar year 2001, National Western will guarantee a prorated bonus of 20%.

Signing Bonus:

$15,000 payable at the first pay period after your start date. Should you leave National Western within a year of employment, you will be required to repay the Signing Bonus in its entirety. Should you leave National Western in the second year of employment, you will be required to repay 1/2 of the Signing Bonus.

Stock Option Plan:	You will be eligible to participate in the Company's stock option plan. Historically, stock options are granted every two to three years.

Temporary Living
Allowance:	A sum not to exceed $3,500 per month. Duration of the Temporary Living Allowance will be mutually agreed upon with me after taking into consideration your individual circumstances and needs.

Relocation:

Per company policy. Of note, such will include payment for the movement of household goods as well as reimbursement for real estate commissions on the sale of your Clive, Iowa residence and closing costs associated with the purchase of a new residence in Austin.

Retirement and
Health Benefits:

Per current company policy and consistent with the other National Western Senior Vice Presidents. This includes a 401-K plan, a Non-Qualified Deferred Compensation plan, health insurance and an excess benefit plan. Please call me at 512-836-8413 or Carol Jackson at 512-836-1010 if you have any questions regarding retirement and health benefits.

Vacation:	Three weeks.

Should you need to contact me over the weekend or during an evening, my home telephone number is __________. Also, my cell phone is ____________. I look forward to your positive response.

Sincerely,

Ross R. Moody
President and COO